The Cherry Corporation
                      Second Amendment To Credit Agreement


To each of the Banks signatory hereto

Ladies and Gentlemen:

         Reference is hereby made to that certain Credit Agreement dated as of May 12, 1995, as heretofore amended (as so amended, the "Credit Agreement") among the undersigned, The Cherry Corporation, a Delaware corporation (the "Company"), Harris Trust and Savings Bank, as Agent and you (the "Banks"). All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

         The Company has requested that the Banks make certain amendments to the Credit Agreement, and the Banks are willing to do so under the terms and conditions set forth in this Amendment.

1.       Amendments.

         Upon acceptance hereof by the Required Banks in the space provided for that purpose below, the Credit Agreement shall be and hereby is amended as follows:

                   (a) Section 8.7 of the Credit Agreement shall be amended in its entirety and as so amended shall read as follows:

                           "Section 8.7. Consolidated Tangible Net Worth for the
                  Company and its Subsidiaries. The Company shall at all times have Consolidated Tangible Net Worth of not less than the Minimum Required Amount. For purposes of this Section 8.7, the "Minimum Required Amount" shall mean $100,000,000 through February 28, 1999 and shall increase (but never decrease) as of March 1, 1999 and as of each March 1st thereafter, by an amount equal to 50% of the cumulative positive Consolidated Net Income earned each fiscal year commencing and completed after February 28, 1999 (but without subtraction for any negative Consolidated Net Income for any such fiscal year)."

                   (b) Section 8.8 of the Credit Agreement shall be amended in its entirety and as so amended shall read as follows:

                           "Section 8.8.  Leverage Ratio for the Company and its
                   Subsidiaries. At all times the Company shall have a Leverage Ratio of not greater than 50%."

                   (c) The ratio of "3.0 to 1.0"  appearing  in the last line of
         Section 8.10 of the Credit Agreement shall be deleted and the ratio of "2.0 to 1.0" shall be inserted in its stead.

                   (d) The definition of the term "Domestic Cash and Cash Equivalents" appearing in Section 10 of the Credit Agreement shall be amended in its entirety and as so amended shall read as follows:

                  "Cash and Cash Equivalents" shall mean as of the date of any determination thereof, the sum of (i) all cash on hand of the Company and its Subsidiaries held in deposit accounts and (ii) all investments of the Company and its Subsidiaries of a type described in Sections 8.13(a), (b) or (c) hereof maturing within sixty (60) days from the date of determination thereof, all as determined on a consolidated basis in accordance with GAAP."

                   (e) The term "Domestic Cash and Cash Equivalents" wherever appearing the Credit Agreement (including all Schedules and Exhibits) shall be deleted and the term "Cash and Cash Equivalents" substituted therefor.

2.       Conditions Precedent.

         The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:

                   (a) The Company and the Required Banks shall have executed and delivered this Amendment.

                   (b) Legal matters incident to the execution and delivery of this Amendment shall be satisfactory to the Banks and their counsel.

                   (c) Cherry Semiconductor Corporation shall have executed and delivered to the Banks its consent to this Amendment in the form set forth below.

3.       Representations.

         In order to induce the Banks to execute and deliver this Amendment, the Company hereby represents to the Banks that as of the date hereof, the representations and warranties set forth in Section 6 of the Credit Agreement are and shall be and remain true and correct (except that the representations contained in Section 6.3 shall be deemed to refer to the most recent financial statements of the Company delivered to the Bank) and no Default or Event of Default has occurred and is continuing under the Credit Agreement or shall result after giving effect to this Amendment.

4.       Miscellaneous.

         (a) Except as specifically amended herein, the Credit Agreement shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in the Credit Agreement, the Notes, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.

         (b) The Company agrees to pay on demand all costs and expenses of or incurred by the Agent in connection with the negotiation, preparation, execution and delivery of this Amendment, including the fees and expenses of counsel for the Agent.

         (c) This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. This Amendment shall be governed by the internal laws of the State of Illinois.

         Dated as of November 13, 1998.

                             The Cherry Corporation


                             By /s/ Dan A. King
                             Its Vice President Finance


         Accepted and agreed to in Chicago, Illinois as of the date and year last above written.

                               Harris Trust And Savings Bank,
                                  individually and as Agent


                               By /s/ John M. Dillon
                               Its Vice President

                               Bank of America Illinois


                               By /s/ Daniel Lange
                               Its Vice President

                                Societe Generale


                                By /s/ Eric Siebert
                                Its Corporate Banking Manager

                                Bayerische Hypo - und Vereinsbank AG


                                By /s/ Sylvia K. Cheng /s/ Martin J. O'Malley
                                Its Vice President         Vice President



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                               Guarantor's Consent

         The undersigned, Cherry Semiconductor Corporation, has heretofore executed and delivered to the Banks a Guaranty dated May 12, 1995 and hereby consents to the Amendment to the Credit Agreement as set forth above and confirms that its Guaranty and all of the undersigned's obligations thereunder remain in full force and effect. The undersigned further agrees that the consent of the undersigned to any further amendments to the Credit Agreement shall not be required as a result of this consent having been obtained, except to the extent, if any, required by the Guaranty referred to above.

                                          Cherry Semiconductor Corporation


                                          By /s/ Dan A. King
                                          Its Secretary